EXHIBIT 1

Reporting Persons

Set forth below are the address of principal office and the principal business of The Lawrence Weissberg Trust and, with respect to each other Reporting Person, his name, business address and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted. The state of organization of The Lawrence Weissberg Trust is California. Each Reporting Person who is an individual is a United States citizen.

Name and Address	Principal Business
The Lawrence Weissberg Trust 100 Spear Street, Suite 520 San Francisco, CA 94105 Attn:	Management and distribution of trust assets

Name and Address	Principal Occupation or Employment and Name of Employer Organization	Principal Business and Address of Employer Organization

Lawrence Weissberg 100 Spear Street, Suite 520 San Francisco, CA 94105	Retired	N/A

Frederick M. Weissberg 100 Spear Street, Suite 520 San Francisco, CA 94105	Chairman of the Board & President of Dover Investments Corporation	Dover Investments Corporation 100 Spear Street, Suite 520 San Francisco, CA 94105 (residential real estate developer)

Marvin Weissberg 1901 N. Moore Street Arlington, VA 22209	Chairman of the Board of Weissberg Corporation	Weissberg Corporation 1901 N. Moore Street Arlington, VA 22209 (real estate development and investment)

William Weissberg	Real estate broker	524 Ridgeview Court Tracy, CA 95377

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